DESCRIPTION OF COMMON STOCK
                        OF LOUISIANA-PACIFIC CORPORATION


GENERAL

         The authorized capital stock of Louisiana-Pacific Corporation ("L-P") consists of 15,000,000 shares of Preferred Stock, $1 par value ("Preferred Stock"), and 200,000,000 shares of Common Stock, $1 par value ("Common Stock"). All outstanding shares of Common Stock are fully paid and nonassessable. Holders of Common Stock have no preemptive or conversion 1988 Rights and there are no redemption or sinking fund provisions relating to the Common Stock. As no Preferred Stock is outstanding, there are no restrictions on repurchase or redemption of Common Stock as a result of arrearages in the payment of dividends or sinking fund installments with respect to any class of stock issued by L-P. The holders of outstanding shares of Common Stock are entitled to one vote per share. Voting for directors is not cumulative. The board of directors of L-P is divided into three classes serving staggered three-year terms.

         Subject to the rights of any Preferred Stock which may be issued in the future, the holders of Common Stock are entitled to such dividends as the board of directors may declare out of assets legally available therefor, at such times and in such amounts as the board deems advisable, and to share pro rata in all assets of L-P available for distribution to its stockholders upon liquidation.

BUSINESS COMBINATIONS

         Article Eighth of L-P's Restated Certificate of Incorporation, relating to certain business combinations, provides that:

                  (a) At any time a person beneficially owns at least 20 percent of L-P's outstanding Common Stock, certain mergers or other transactions involving L-P, including the issuance of voting securities of L-P other than pursuant to employee benefit plans, must be approved by holders of at least 75 percent of the outstanding Common Stock unless (i) such person acquired its Common Stock in a cash tender offer for all the outstanding Common Stock or has no interest in such merger or other transaction other than solely as a holder of Common Stock,
         (ii) certain price requirements are met, or (iii) such merger or other transaction has been approved by at least two-thirds of the entire board of directors of L-P;

                  (b) Changes to L-P's bylaws must be approved by at least two-thirds of the entire board of directors of L-P, or by the affirmative vote of holders of at least 75 percent of the outstanding Common Stock;

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                  (c) Directors may only be removed for cause and by the
         affirmative vote of holders of at least 75 percent of the outstanding Common Stock; and

                  (d) Any stockholder action must be taken at a meeting of stockholders.

Article Eighth may be changed only by the affirmative vote of holders of at least 75 percent of the outstanding Common Stock.

PREFERRED STOCK

         The authorized Preferred Stock may be issued in the future without any further action by the holders of the Common Stock, except as provided in Article Eighth of L-P's Restated Certificate of Incorporation discussed above. The board of directors is authorized to divide the Preferred Stock into series and, within the limitations provided by law and L-P's charter, to designate the different series and fix and determine the relative rights and preferences of any series so established. If Preferred Stock is issued, the rights of the holders of Common Stock will be subordinated in certain respects to the rights of the holders of the Preferred Stock.

PREFERRED STOCK PURCHASE RIGHTS

         One-third of a purchase right ("1988 Right") is attached to each share of Common Stock pursuant to a Rights Agreement. A copy of such Rights Agreement, as amended and restated as of February 3, 1991, and as further amended by Amendment Nos. 1 and 2 thereto dated as of July 28, 1995 and October 30, 1995, respectively (the "1988 Rights Agreement"), may be obtained by stockholders from L-P. Each 1988 Right entitles the registered holder to purchase from L-P one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock, $1 par value, of L-P (the "Preferred Shares"). The 1988 Rights are not exercisable and are attached to and trade with shares of Common Stock until the earlier of (i) 10 days following a public announcement that a person, other than certain exempt persons, has acquired, or obtained the right to acquire (other than as a result of certain inadvertent transactions or acquisitions of Common Stock by L-P), beneficial ownership of 15 percent or more of the outstanding Common Stock (an "Acquiring Person"), or (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person of 15 percent or more of the outstanding Common Stock. Upon such an event, the 1988 Rights will trade separately. When the 1988 Rights first become exercisable, holders of the 1988 Rights will be entitled to receive upon exercise and the payment of $200 per Right (the "Purchase Price"), one one-hundredth of a Preferred Share. Unless the 1988 Rights are earlier redeemed or exchanged, in the event that a person becomes an Acquiring Person, each holder of a 1988 Right (other than 1988 Rights beneficially owned by the Acquiring Person or certain transferees, which will thereafter be void) will thereafter have the right to receive, upon exercise and payment of the Purchase Price, shares of Common Stock having a value equal to two times the Purchase Price. Similarly, upon the occurrence of certain acquisition transactions involving L-P, proper provision must be made so that each holder of a 1988 Right (other than 1988 Rights beneficially owned by the Acquiring Person or certain transferees, which will thereafter be void) thereafter will have the right to

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receive, upon exercise and payment of the Purchase Price, common stock of the acquiring company having a value equal to two times the Purchase Price.

         At any time after a person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50 percent or more of the outstanding shares of Common Stock, L-P may exchange the 1988 Rights (other than 1988 Rights beneficially owned by such Acquiring Person or certain transferees, which became null and void), in whole or in part, for Common Stock at the rate of three shares per 1988 Right.

         Each Preferred Share will be entitled to receive upon declaration the greater of (i) cash and non-cash dividends in an amount equal to 300 times the per share dividends declared on the Common Stock or (ii) a preferential annual dividend of $92 per share. The holders of Preferred Shares, voting as a separate class, will be entitled to elect two directors if dividends on such stock are in arrears in an amount equal to six quarterly dividends. In the event of liquidation, each Preferred Share will be entitled to receive a liquidation payment in an amount equal to the greater of $1 plus all accrued and unpaid dividends and distributions or an amount equal to 300 times the aggregate amount to be distributed per share of Common Stock. Each Preferred Share will have one vote, voting together with the Common Stock. In the event of any merger, consolidation, or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive 300 times the amount received per share of Common Stock.

         The 1988 Rights will expire on June 6, 1998, unless earlier redeemed or exchanged by L-P. Until the earlier of (i) the time that any person first becomes an Acquiring Person or (ii) the close of business on the expiration date of the 1988 Rights, the 1988 Rights may be redeemed at L-P's election in whole, but not in part, at a price of $.01 per Right.

         On May 26, 1998, the Board of Directors of L-P Corporation declared a dividend of one preferred share purchase right (a "1998 Right") for each outstanding Common Share. The dividend is payable on June 6, 1998 to the stockholders of record on that date. Each 1998 Right will entitle the registered holder to purchase from L-P one Preferred Share at a price of $100 per one one-hundredth of a Preferred Share, subject to adjustment. The terms of the 1998 Rights are set forth in a Rights Agreement (the "1998 Rights Agreement") between the Company and First Chicago Trust Company of New York as Rights Agent. The 1998 Rights will replace the 1988 Rights upon their expiration on June 6, 1998. Subsequent to June 6, 1998, the 1988 Rights will be of no effect, and no 1988 Rights will be outstanding. For a fuller description of the terms of the 1998 Rights, reference is made to the description of the 1998 Rights contained in the registration statement on Form 8-A, dated May 26, 1998, relating to the 1998 Rights filed by L-P with the Securities and Exchange Commission which is hereby incorporated by reference as if expressly set forth herein.

         L-P's Restated Certificate of Incorporation, the 1988 Rights Agreement and the 1998 Rights Agreement contain various anti-dilution provisions affecting the 1988 Rights, the 1998 Rights and the Preferred Shares.

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         The 1988 Rights and the 1998 Rights have certain anti-takeover effects, but should not interfere with any merger or other business combination approved by L-P's board of directors at a time when such Rights are redeemable. The 1988 Rights and 1998 Rights will cause substantial dilution to a person or group that attempts to acquire L-P on terms not approved by L-P's board of directors.
















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